Exhibit 10.1

SEPARATION AGREEMENT

International Textile Group, Inc. (and each of its subsidiaries and affiliates, the “Company”) and Gary L. Smith (“Executive”) enter into this Separation Agreement (“Agreement”), which was signed by Executive on the 17 of April, 2008 and is effective on the 24 day of April, 2008 (the “Effective Date”). The Effective Date shall be no less than 7 days after the date signed by Executive.

WITNESSETH:

WHEREAS, Executive has been employed by, or an officer or director of, International Textile Group, Inc. and certain of its subsidiaries and affiliates;

WHEREAS, Executive and the Company (each a “Party,” and together, the “Parties”) have agreed that Executive’s employment with the Company will terminate as of May 31, 2008;

WHEREAS, Executive and the Company have negotiated and reached an agreement with respect to all rights, duties, and obligations between them, including, but in no way limited to, any rights, duties, and obligations that have arisen or might arise out of or are in any way related to Executive’s employment with the Company and the termination of that employment.

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

1.	Date of Termination: Until May 31, 2008, (the “Date of Termination”), and subject to the terms and conditions of this Agreement, Executive shall continue as an employee of the Company and shall continue to receive the same compensation and benefits Executive presently receives. Executive agrees to resign employment and all appointments Executive holds with the Company or its subsidiaries effective on the Date of Termination. Executive understands and agrees that Executive’s employment with the Company will conclude on the close of business on the Date of Termination.

2.	Salary Continuation Payments:

a.

Except as set forth in the following sentence, the Company hereby agrees to pay Executive, during the period commencing on the day following the Date of Termination and ending on May 31, 2010 (the “Salary Continuation Period”), pursuant to this Agreement, an aggregate amount of $826,000 (two times the total amount of Executive’s previous base salary and car allowance), payable in arrears in 24 monthly payments in the amount of $34,416.68 each, and reduced by applicable withholdings and other customary payroll deductions (collectively, the “Salary

Continuation Payments”). To comply with IRC § 409A, Salary Continuation Payments for the first six months will be accumulated and paid to the Executive on December 1, 2008. To compensate for the time value of money with respect to the delayed payments, the Company will pay the Executive an additional $3,500.00 on December 1, 2008.

b.	In the event of the Executive’s death during the Salary Continuation Period, the Salary Continuation Payments, the annual bonus referred to in Paragraph 4, the vacation pay referred to in Paragraph 3, payments respecting stock options and restricted stock referred to in Paragraph 5, and benefits referred to in Paragraphs 6 and 7 shall be payable to Executive’s spouse, or if Executive’s spouse should predecease Executive, to Executive’s estate.

3.	Receipt of Other Compensation and Benefits: Executive acknowledges and agrees that, other than as specifically set forth in this Agreement, following the Date of Termination, Executive is not and will not be due any compensation, including, but not limited to, compensation of unpaid salary (except for amounts unpaid and owing for Executive’s employment with the Company prior to the Date of Termination), unpaid bonus, severance, and accrued or unused vacation time or vacation pay from the Company (Executive, however, on the Date of Termination, shall be paid an amount equal to three (3) weeks of vacation); and as of and after the Date of Termination, except as provided herein, Executive will not be eligible to participate in any of the benefit plans of the Company. Executive will, however, be entitled to receive benefits which are vested and accrued prior to the Date of Termination pursuant to the employee benefit plans of the Company in which Executive participates. Participation by the Executive (if any) in any of the compensation or benefit plans of the Company as of and after the Date of Termination shall be subject to and determined in accordance with the terms and conditions of such plans, except as otherwise expressly set forth in this Agreement. The Company shall promptly reimburse Executive for business expenses incurred in the ordinary course of the Executive’s employment on or before the Date of Termination, but not previously reimbursed, provided the Company’s policies of documentation and approval are satisfied.

4.	Annual Bonus: For the Salary Continuation Period, Executive shall receive two annual bonuses, each in the amount of $74,520.00, payable on February 28, 2009 and February 28, 2010, aggregating to $149,040.00. The bonus payments provided for in this Paragraph 4 shall be in lieu of, not in addition to all bonuses that might otherwise have been payable to the Executive but for the termination of Executive’s employment. Each bonus payment shall be reduced by applicable withholding and other customary payroll deductions. Executive shall not be entitled to participate in any management incentive plan for fiscal year 2008 or thereafter.

5.	Stock Options and Restricted Stock: Executive’s Stock Options and Restricted Shares of the Company’s common stock shall vest upon the Date of Termination and the Company shall make to Executive a tax gross-up payment with respect to the Restricted Stock. This tax gross-up payment will be made upon vesting.

6.	Other Benefits

a.	Legal Fees: On Executive’s behalf, and at his request, the Parties agree that the Company will pay Executive’s attorney up to a maximum of Ten Thousand Dollars ($10,000.00) to advise Executive with respect to this Agreement. This payment will be made in the month following the Date of Termination.

b.	Outplacement Services: During the Salary Continuation Period, or until Executive is employed by a third party, the Company will pay for outplacement services for Executive with an outplacement firm approved by the Company in an amount not to exceed Ten Thousand Dollars ($10,000.00).

c.	Unemployment Compensation: If, at the conclusion of the Salary Continuation Period, Executive has not obtained other employment or is not engaged in a business of his own, and makes a claim for unemployment compensation arising out of his employment by the Company to which he is entitled, the Company agrees not to contest such claim.

d.	Indemnification: As a former officer and director of the Company, Executive shall be entitled to indemnification by the Company to the fullest extent permitted by any applicable law (including the Delaware statutes), the Company’s Certificates of Incorporation, any Indemnification Agreement with the Company, and the Company’s Directors’ and Officers’ liability insurance.

7.

Employee Benefits: For the Salary Continuation Period, Executive will be entitled to participate in such hospitalization, life insurance, and other employee benefit plans and programs (except as set forth herein) existing as of the date of this Agreement, in accordance with the provisions of such plans and programs on the same basis as full-time salaried employees of the Company who participate in such employee benefit plans (except to the extent that the benefits provided under any of the plans or programs are expressly offset by any of the benefits provided under this Agreement). For the avoidance of doubt, Executive’s long term disability coverage stops at the Date of Termination, but continuation of Executive’s supplemental long-term disability coverage is under the terms of his policy. At the end of the Salary Continuation Period, Executive and any eligible dependents will be eligible to elect COBRA continuation coverage under the group health plans (medical and dental) generally available to executives of the Company. The amount of expenses eligible for reimbursement, or in-kind benefits, provided under this paragraph during the Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. The reimbursement of any eligible expense must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. This right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

8.	Continuing Cooperation: Following the Date of Termination, Executive agrees to cooperate with all reasonable requests for information made by or on behalf of the Company with respect to the operations, practices, and policies of the Company. In addition, Executive agrees that he will assist and cooperate with the Company, to the extent reasonably requested, in any lawsuits, disputes, differences, grievances, claims, charges, or complaints brought or threatened by any party against the Company or brought by the Company against any party. In connection with any such request:

a.	the Company shall reimburse Executive for all out-of-pocket expenses reasonably and necessarily incurred in responding to such request(s); and

b.	if cooperation with any such request requires more than four (4) hours of Executive’s time, the Company shall pay Executive a reasonable hourly consulting fee for Executive’s time spent responding to such request.

9.	Confidentiality, Non-Compete, and Non-Solicitation

a.	Non-Disclosure: Unless compelled by subpoena or required by law, Executive expressly covenants and agrees that he will not reveal, use, divulge, or make known to any person, firm, company or corporation any secret or confidential information of any nature concerning the Company or its business or anything connected therewith.

b.	Return of Materials: Executive agrees to deliver or return to the Company upon the Date of Termination or as soon thereafter as possible, all written information and any other similar items furnished by the Company or prepared by Executive in connection with his services hereunder. Executive will retain no copies thereof after the Date of Termination.

c.

Non-Competition: After the Date of Termination, and subject to the Company’s compliance with Sections 2 through 7 of this Agreement, Executive shall not (except as an agent or consultant of the Company or unless consented to in writing by the Chief Executive Officer of the Company), during the two (2) year period following the Date of Termination, directly or indirectly, (i) own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit his name to be used in connection with, or be otherwise connected in any manner with any business or enterprise that is actively engaged in any business in the Restricted Industry within the Restricted Territory; provided that the foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than one percent (1%) of any class of securities registered pursuant to the Securities Exchange Act of 1934, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market, provided, further, that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business other than exercising his rights as a shareholder, or seeks to do any of the foregoing or (ii) solicit, call upon, divert or take away any Restricted Customers for purposes of conducting business in the Restricted Industry.

For purposes of this Agreement:

“Restricted Customers” means all the specific accounts, whether within or outside the Restricted Territory, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two (2) year period prior to such termination.

“Restricted Industry” means the specific industry segment or segments for which the Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two (2) year period prior to such termination.

“Restricted Territory” means the geographic area(s) within a 200 mile radius of any and all Company location(s) in, to, or for which the Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two (2) year period prior to such termination.

d.	No Solicitation: In addition to the limitation imposed by paragraph c. above, unless consented to in writing by the Chief Executive Officer of the Company and subject to the Company’s compliance with Sections 2 through 7 of this Agreement, Executive hereby further agrees and covenants that during the two (2) year period following the Date of Termination, he shall not, directly or indirectly, on his own behalf or with others (a) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee; (b) knowingly hire any employee of the Company; or (c) induce or attempt to induce any referral source or other business relation of the Company not to do business with the Company, or cease doing business with the Company, or in any way interfere with the relationship between any such referral source or business relation and the Company.

e.	Injunctive Relief: Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Company by reason of Executive’s failure to observe any of the obligations imposed on him by this Section 9. Accordingly, if the Company shall institute an action to enforce the provisions hereof, Executive hereby waives the claim or defense that an adequate remedy at law is available to the Company, and Executive agrees not to urge in any such action the claim or defense that such remedy at law exists.

f.	Severability: If a final determination is made by a court, having competent jurisdiction that the time or territory or any other restriction contained in paragraphs a., c., or d. is an unenforceable restriction on Executive’s activities, the provisions of paragraphs a., c., or d. shall not be rendered void but shall be deemed to be amended to apply such maximum time and territory and other such restrictions as such court may judicially determine or otherwise indicate to be reasonable.

10.	Confidentiality of this Agreement: Except as to comply with legal disclosure requirements or as otherwise required or protected by law, the Parties represent and agree that they will keep the terms and monetary amounts contained in this Agreement confidential and will not disclose any information regarding this Agreement to anyone other than their attorneys, auditors, tax advisors, financial advisors, Executive’s spouse, and/or other individuals who have a reasonable need to know, who agree to be bound by these confidentiality provisions.

11.	Non-Disparagement: At all times after the Date of Termination, the Parties shall not criticize or disparage each other, the Company’s directors, officers, employees, or affiliates in a manner reasonably calculated to result in public embarrassment to, or injury to the business or reputation of any of them. The obligations of this Paragraph 11 shall survive the expiration of the Salary Continuation Period.

12.	Executive’s Conduct: Executive hereby represents and warrants that, during Executive’s period of employment with the Company, Executive did not willfully or through gross negligence breach Executive’s duties as an employee of the Company.

13.	Breach of Agreement:

a.	In the event of any dispute of this Agreement, the party who has the claim under this Agreement shall give the other party written notice and, except in the case of a breach of this Agreement which is not susceptible to being cured (such as the disclosure of confidential information), ten calendar days in which to cure the breach of this Agreement.

b.

In the event Executive breaches any of the covenants and obligations set forth in this Agreement, including without limitation, a breach of Paragraphs 9, 10, 11, or 12, then the Company’s obligation to make any further Salary Continuation Payments under this Agreement or provide further any benefit or payment pursuant to Paragraphs 3, 4, 5, 6, or 7 of this Agreement shall immediately cease. The cessation of the Company’s obligation to make any further Salary Continuation Payments shall be in addition to, and not in lieu of, any other recovery or claims that the Company may assert. In the event the Company breaches its obligation to make any Salary Continuation Payments under this Agreement or provide any benefit or payment pursuant to Paragraphs 3, 4, 5, 6, or 7 of this Agreement, and such breach is not cured within twenty (20) days of the Company being notified by Executive of such breach, Executive’s obligations under this Agreement, including without limitation, under Paragraphs 9, 10, 11, or 12, shall immediately cease. The cessation of Executive’s obligations under this Agreement shall be in addition to, and not in lieu of, any other recovery or claims that Executive may assert.

c.	Executive and the Company acknowledge and agree that the Company will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Paragraphs 9, 10, 11, or 12 of this Agreement and agree that in the event of an actual or threatened breach or violation of such provisions, the Company shall be entitled to injunctive relief in the federal or state courts located in North Carolina to prohibit any such violation or breach or threatened violation or breach, without necessity of posting any bond or security. Such right to injunctive relief shall be in addition to any other right under this Agreement.

14.	Executive’s Release and Covenant Not to Sue

a.

Executive, on behalf of Executive’s heirs, executors, administrators, and assigns, does hereby knowingly and voluntarily release, acquit, and forever discharge the Company, successors, assigns, and past, present, and future directors, officers, employees, trustees, and shareholders of the Company (the “Released Parties”) from and against any and all charges, complaints, claims, cross-claims, third party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date on which Executive signs this Agreement, exist, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive’s employment with the Released Parties and the termination thereof, which Executive, or any of Executive’s heirs, executors, administrators, assigns, affiliates, and agents ever had, now has, or at any time hereafter may have, own, or hold against any of the Released Parties based on any matter (known or unknown) existing on or before the date on which Executive signs this Agreement; provided, however, nothing herein shall release any claim by Executive (his heirs, executors, administrators, and assigns) against the Released

Parties for breach of any obligation under this Agreement or to recover vested benefits under the Employee Retirement Income Security Act of 1974, as amended. Executive acknowledges that in exchange for this release, the Company is providing Executive with total consideration, financial or otherwise, which exceeds that which Executive might otherwise have been entitled without the release. By executing this Agreement, Executive is waiving, without limitation, all claims against the Released Parties arising under federal, state, and local labor and anti-discrimination laws, any employment related claims under the Employee Retirement Income Security Act of 1974, as amended, and any other restriction on the right to terminate employment, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, and the North Carolina Human Rights Act, as amended. Nothing herein shall release any Party from any obligation of this Agreement.

b.

EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”). EXECUTIVE FURTHER AGREES: (A) THAT EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKER’S BENEFIT PROTECTION ACT OF 1990; (B) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT THE SALARY CONTINUATION PAYMENTS AND OTHER BENEFITS CALLED FOR IN THIS AGREEMENT WOULD NOT BE PROVIDED TO ANY EXECUTIVE TERMINATING HIS OR HER EMPLOYMENT WITH THE COMPANY WHO DID NOT SIGN A RELEASE SIMILAR TO THIS RELEASE, AND THAT SUCH PAYMENTS WOULD NOT HAVE OTHERWISE BEEN OWED TO EXECUTIVE PURSUANT TO ANY PREEXISTING OBLIGATION OF ANY KIND HAD EXECUTIVE NOT SIGNED THIS RELEASE, AND THAT THE PAYMENTS AND BENEFITS ARE IN EXCHANGE FOR THE SIGNING OF THIS RELEASE; (D) THAT EXECUTIVE HEREBY IS AND HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE AND EXECUTIVE HEREBY ACKNOWLEDGES THAT HE HAS IN FACT DONE SO AND THAT THE ATTORNEY HAS FULLY EXPLAINED IN A MANNER UNDERSTOOD BY HIM THE WAIVER OF ANY RIGHTS AND CLAIMS CONTAINED IN THIS SEPARATION AGREEMENT; (E) THAT THE COMPANY HAS GIVEN EXECUTIVE A PERIOD OF UP TO TWENTY-ONE (21) DAYS WITHIN TO CONSIDER THIS RELEASE AND TO CONSULT WITH AN ATTORNEY, ACCOUNTANT, OR OTHER ADVISOR BEFORE SIGNING THIS AGREEMENT AND THAT THE ACTUAL

TIME HE HAS TAKEN FOR SUCH PURPOSES WAS ADEQUATE FOR ALL APPROPRIATE CONSULTATIONS; (F) THAT EXECUTIVE REALIZES THAT FOLLOWING EXECUTIVE’S EXECUTION OF THIS RELEASE, EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED; AND (G) THAT THIS ENTIRE AGREEMENT SHALL BE VOID AND OF NO FORCE AND EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS AGREEMENT AND RELEASE THEN BECOMES EFFECTIVE AND ENFORCEABLE UPON THE EIGHTH DAY AFTER EXECUTIVE SIGNS THIS AGREEMENT.

c.	To the maximum extent permitted by law, Executive covenants not to sue or to institute or cause to be instituted any action in federal, state, or local agency or court against the Released Parties, including, but not limited to, any of the claims released in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent Executive or any of the Released Parties from instituting any action required to enforce the terms of this Agreement or from challenging the validity of the release outlined in Paragraphs 14 a. and b. above. In addition, nothing herein shall be construed to prevent Executive from enforcing any rights Executive may have to recover vested benefits under the Employee Retirement Income Security Act of 1974, as amended.

d.	Executive represents and warrants that: (a) Executive has not filed or initiated any legal, equitable, administrative, or other proceeding(s) against any of the Released Parties; (b) no such proceeding(s) have been initiated against any of the Released Parties on Executive’s behalf; (c) Executive is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released in this Paragraph 14; (d) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (e) Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

e.	The consideration offered herein is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Executive expressly agrees that, except as provided for in this Agreement, Executive is not entitled to and shall not receive any further payments, benefits, or other compensation or recovery of any kind from the Company or any of the other Released Parties. Executive further agrees that in the event of any further proceedings whatsoever based upon any matter released herein, the Company and each of the other Released Parties shall have no further monetary or other obligation of any kind to Executive, including without limitation any obligation for any costs, expenses, and attorneys’ fees incurred by or on behalf of Executive.

15.	The Company’s Release and Covenant Not to Sue:

a.	The Released Parties do hereby knowingly and voluntarily release, acquit, and forever discharge the Executive from and against any and all charges, complaints, claims, cross-claims, third party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date on which this Agreement is executed, exist, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive’s employment with the Released Parties and the termination thereof, which any Released Party ever had, now has, or at any time hereafter may have, own, or hold against the Executive based on any matter (known or unknown) existing on or before the date on of execution of this Agreement.

b.	The Company represents and warrants that the Company has the full right and power to grant, execute, and deliver this Agreement on behalf of the Company, its subsidiaries and affiliates, and this Agreement represents the legal, valid and binding obligation of such parties, enforceable against such parties, jointly and severally, in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting the enforcement of creditors’ rights generally.

16.	Executive’s Understanding: Executive acknowledges and reaffirms by signing this Agreement that Executive has read and understands this document, that Executive has conferred with or had the opportunity to confer with Executive’s attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representation or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same KNOWINGLY AND VOLUNTARILY.

17.	Non-Reliance: Executive represents to the Company and the Company represents to Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement set forth herein made by the other or by any of the other’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement, or otherwise. The Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

18.	Severability of Provisions: In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable, the validity,

legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity, or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

19.	Non-Admission of Liability: Executive agrees that neither this Agreement nor the performance by the parties hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state, or local law, regulation, common law, breach of any contract, or any other wrongdoing of any type.

20.	Non-Assignability: The rights and benefits under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation, or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death. The Company may assign and/or transfer its rights under this Agreement at any time to any of its affiliates or to any successors to the business or assets of the Company (whether by merger, consolidation, or otherwise) without the consent of Executive.

21.	Entire Agreement: This Agreement sets forth all the terms and conditions with respect to compensation or remuneration of payments, and benefits due Executive from the Company and supersedes and replaces any and all other agreements or understandings Executive may have had with respect thereto, including the Employment Agreement entered into by the Parties effective as of January 1, 2005, including all amendments thereto. This Agreement may not be modified or amended except in writing signed by both Executive and an authorized representative of the Company.

22.	Choice of Law: The provisions of this Agreement shall be construed in accordance with the internal laws of the State of North Carolina.

23.	Notice: Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Executive at:	Gary L. Smith
5820 Deer Meadow Lane
Summerfield, North Carolina 27358

To the Corporation at:	International Textile Group, Inc.
804 Green Valley Road
Suite 300
Greensboro, North Carolina 27408
Attention: General Counsel

IN WITNESSETH WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE	COMPANY

/s/ Gary L. Smith	By:	/s/ Joseph L. Gorga
Name: Gary L. Smith	Name:	Joseph L. Gorga
	Title:	President and CEO

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